Exhibit 3.1

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND: The party to the Articles is Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on February 26, 2016.

FOURTH: Section 7(a) of the Articles as previously filed with the SDAT is set forth below:

(a)           Beginning on the second anniversary of the Original Issue Date, the Series B Preferred Stock shall be redeemable by the Corporation, at the Corporation’s option, in whole or in part, at any time or from time to time (the “Corporation Redemption Right”), at a redemption price per share of Series B Preferred Stock (the “Corporation Redemption Price”) equal to the Stated Value plus an amount equal to all accrued but unpaid dividends, if any, to and including the date fixed for redemption (the “Corporation Redemption Date”).

FIFTH: Section 7(a) of the Articles as corrected is set forth below:

(a)           Beginning on the second anniversary of the Original Issue Date or Issue Date (as applicable) of shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall be redeemable by the Corporation, at the Corporation’s option, in whole or in part, at any time or from time to time (the “Corporation Redemption Right”), at a redemption price per share of Series B Preferred Stock (the “Corporation Redemption Price”) equal to the Stated Value plus an amount equal to all accrued but unpaid dividends, if any, to and including the date fixed for redemption (the “Corporation Redemption Date”).

SIXTH: The first sentence of Section 7(b) of the Articles as previously filed with the SDAT is set forth below:

(b)           If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that the Corporation determines will not violate the Series B Ownership Limit (as defined in Section 10 below).

SEVENTH: The first sentence of Section 7(b) of the Articles as corrected is set forth below:

(b)           If fewer than all of the outstanding shares of Series B Preferred Stock issued on such Original Issue Date or Issue Date (as applicable) are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that the Corporation determines will not violate the Series B Ownership Limit (as defined in Section 10 below).

EIGHTH: The first sentence of Section 7(d) of the Articles as previously filed with the SDAT is set forth below:

(d)           Notice of redemption pursuant to the Corporation Redemption Right shall be mailed by the Corporation, postage prepaid, 30 days prior to the Corporation Redemption Date, addressed to the respective holders of record of all, but not less than all, of the Series B Preferred Stock at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent.

NINTH: The first sentence of Section 7(d) of the Articles as corrected is set forth below:

(d)           Notice of redemption pursuant to the Corporation Redemption Right shall be mailed by the Corporation, postage prepaid, 30 days prior to the Corporation Redemption Date, addressed to the respective holders of record of all, but not less than all, of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent.

TENTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of the officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested to by its Chief Legal Officer and Secretary on this 11th day of May, 2018.

ATTEST:	BLUEROCK RESIDENTIAL GROWTH REIT, INC.

/s/ Michael L. Konig	By:	/s/ R. Ramin Kamfar	(SEAL)
Name: Michael L. Konig	Name:	R. Ramin Kamfar
Title: Chief Legal Officer and Secretary	Title:	Chairman of the Board and Chief Executive Officer